Filed pursuant to Rule 433

Registration Statement No. 333-209421

March 17, 2017

Term Sheet

United Mexican States

Final Terms and Conditions

4.150% Notes due 2027

Issuer:	United Mexican States

Transaction:	4.150% Notes due 2027 (the “Notes”)

Issue Currency:	U.S. Dollars

Issue Size:	U.S. $3,150,415,000.00

Ratings:	A3(negative)/BBB+(negative)/BBB+(negative) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	March 28, 2027

Pricing Date:	March 16, 2017

Settlement Date:	March 28, 2017 (T+8)

Coupon:	4.150%

Coupon Payment Frequency:	Semiannual

Issue Price:	99.676%, plus accrued interest, if any, from March 28, 2017

Yield:	4.190%

Re-offer Spread over Benchmark:	165 bps

Reference Benchmark:	UST 2.250% due February 15, 2027

Reference Benchmark Price and Yield:	97-15+; 2.540%

Interest Payment Dates:	March 28 and September 28 of each year, commencing September 28, 2017 (subject to interest payment date convention disclosed in the prospectus supplement)

Optional Redemption:	Make-Whole Call calculated at Treasuries +25 bps (at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	U.S. $3,140,207,655.40

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof

Day Count:	30/360

Underwriting Discount:	0.17%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market Luxembourg

ISIN:	US91087BAC46

CUSIP	91087B AC4

Joint Book- Running Managers /Allocation:	Barclays Capital Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC	(33.33%) (33.33%) (33.34%)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated February 8, 2016, accompanies this free writing prospectus and is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312516453142/d113915dsb.htm. A preliminary prospectus supplement, subject to completion, dated March  16, 2017, for the Notes, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312517084456/d323517d424b2.htm .

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2015 is available from the SEC’s website at: http://www.sec.gov/Archives/edgar/data/101368/000119312516743751/d272307dex99d.htm.

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at +1-800-438-3242, Deutsche Bank Securities Inc. toll-free at +1-866-627-0391 or J.P. Morgan Securities LLC, toll-free at +1-866-846-2874.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.